Exhibit 10.3

BASIN WATER, INC.

DIRECTOR COMPENSATION POLICY

Non-employee members of the board of directors (the “Board”) of Basin Water, Inc. (the “Company”) shall be eligible to receive cash and equity compensation effective as of the first date upon which the Company’s common stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system (the “Public Trading Date”) as set forth in this Director Compensation Policy. The cash compensation and equity awards described in this Director Compensation Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each non-employee director who may be eligible to receive such cash compensation or equity awards unless such non-employee director declines the receipt of such cash compensation or equity awards by notice to the Company. This Director Compensation Policy shall remain in effect until it is revised or rescinded by further action of the Board.

1. Cash Compensation.

(a) General Board Retainer. Each non-employee director shall be eligible to receive an annual retainer of $15,000 for service on the Board.

(b) Audit Committee Chair Retainer. Each non-employee director who serves as chair of the Audit Committee of the Board shall be eligible to receive an additional annual retainer of $3,600 for such service.

(c) Compensation Committee Chair Retainer. Each non-employee director who serves as chair of the Compensation Committee of the Board shall be eligible to receive an additional annual retainer of $3,000 for such service.

(d) Nominating and Governance Committee Chair Retainer. Each non-employee director who serves as chair of the Nominating and Governance Committee of the Board shall be eligible to receive an additional annual retainer of $3,000 for such service.

(e) Meeting Stipends. Each non-employee director shall be eligible to receive an additional stipend of $1,000 for each Board or committee meeting attended in person or $500 for each Board or committee meeting attended by telephone.

(f) Special Projects. Each non-employee director working on special projects that are approved by the Board shall be eligible to receive an additional stipend of $1,000 per day for such services.

(g) Expense Reimbursements. The Company shall reimburse non-employee directors for reasonable expenses incurred to attend meetings of the Board or its committees. Any travel expenses shall be reimbursed in accordance with the Company’s standard travel policy.

(h) Limit on Annual Compensation. Notwithstanding anything to the contrary in this Director Compensation Policy, no non-employee director may receive more than $50,000 of aggregate compensation for retainer fees and regularly scheduled Board or committee meeting stipends in any calendar year pursuant to this Director Compensation Policy.

2. Equity Compensation. The stock options described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2006 Equity Incentive Award Plan (the “2006 Plan”), as amended from time to time, and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the same forms approved by the Board, setting forth the vesting schedule applicable to such awards and such other terms as may be required by the 2006 Plan.

(a) Annual Awards. A person who is a non-employee director automatically shall be granted a non-qualified stock option to purchase 10,000 shares of Company common stock (subject to adjustment as provided in the 2006 Plan) on the date of each annual meeting of the Company’s stockholders on or after the Public Trading Date.

(b) Terms of Awards Granted to Independent Directors.

(i) Exercise Price of Options. The per share price of each option granted to a non-employee director shall equal 100% of the fair market value of a share of common stock on the date the option is granted (as determined under the 2006 Plan).

(ii) Vesting. Options granted to non-employee directors shall become vested in two equal annual installments on each of the first two anniversaries of the date of grant, commencing with the first such annual anniversary, such that each stock option shall be 100% vested on the second anniversary of its date of grant, subject to a director’s continuing service on the Board through such dates. No portion of an option which is unexercisable at the time of a non-employee director’s termination of membership on the Board shall thereafter become exercisable.

(iii) Term. The term of each option granted to a non-employee director shall be ten years from the date the option is granted.

(iv) Accelerated Vesting. In the event of a Change in Control (as defined in the 2006 Plan) while a non-employee director is still serving as a member of the Board, or in the event of a non-employee director’s Termination of Directorship (as defined in the 2006 Plan) by reason of his or her death or Disability, all options granted to a non-employee director pursuant to this Director Compensation Policy shall become fully exercisable immediately prior to such Change in Control or Termination of Directorship, as applicable.